Exhibit 15.1

July 26, 2006

Realogy Corporation

1 Campus Drive

Parsippany, New Jersey 07054

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim combined condensed balance sheet of the Realogy Businesses of Cendant Corporation as of March 31, 2006 and the related combined condensed statements of income and cash flows for the three-month periods ended March 31, 2006 and 2005, and have issued our review report dated May 26, 2006 (June 12, 2006 as to the effects of the restatement discussed in Note 12; July 5, 2006 as to the sale of the travel distribution services businesses disclosed in Note 11) (which report included an explanatory paragraph related to the fact that the Realogy Businesses of Cendant Corporation is comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant Corporation and an explanatory paragraph related to the restatement of the statements of cash flows for the three months ended March 31, 2006 and 2005). As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your registration statement on Form 10, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey